Exhibit 99.1

FOR RELEASE:		CONTACT:
Date	August 2, 2010	Bryanne Salmon
Time	8:00 am Eastern	Tel. (781) 356-9613
bsalmon@haemonetics.com
Haemonetics Reports Adjusted Earnings per Share of $0.74 for Q1 of Fiscal 11
Company Affirms Full Year Guidance
Braintree, MA, August 2, 2010— Haemonetics Corporation (NYSE: HAE) today reported GAAP net revenues of $163 million, up 6%, net income of $18 million, down 1%, and earnings per share of $0.70, up 1%. Excluding transformation costs in fiscal 11, adjusted first quarter net income was $19 million, up 5%, and adjusted earnings per share was $0.74, up 7%. In constant currency, revenue was up 8%, net income was up 30% and earnings per share were up 32%. 1
As expected, the quarterly growth in both revenue and net income were adversely impacted by trends in both foreign currency hedge rates and Q1 plasma growth rates. The Company expects the currency headwinds to moderate and plasma growth to accelerate throughout the remainder of the year. The adverse impact of currency on net income growth in the first quarter was $2.9 million. Based on currency hedges in place for the remainder of the year, the full year adverse impact of currency on net income growth is currently expected to moderate to $1.3 million. Plasma, which is expected to grow 6-8% for the full year, declined 5% in the quarter when compared to a particularly strong growth in Q1 of fiscal 10. 1
In addition to revenue and earnings growth, Haemonetics reported adjusted gross margin of 53%, up 70 basis points, and adjusted operating margin of 15.9%, down 70 basis points from the fiscal 10 finish. Annual operating income guidance which reflects full year hedged currency trends calls for double digit operating income growth for the year. The Company managed adjusted operating expenses to $60.5 million, up $3.9 million from levels in Q1 of fiscal 10. Incremental spending is associated with the Company’s recent acquisitions, ($3 million) and its automated whole blood and Arryx blood typing initiatives. 1
Brian Concannon, Haemonetics’ President and CEO, said, “We are off to a solid start in fiscal 11 posting top and bottom line growth while dealing with anticipated Q1 headwinds in plasma growth rates and currency. As currency headwinds moderate and Plasma accelerates we will see favorable trends in the last three quarters that give us confidence about achieving our commitments for the year.”
The Company affirmed its full year guidance of 9-12% revenue growth, adjusted operating income growth of 11-14%, and adjusted earnings per share in a range of $3.15 to $3.25.
STRATEGIC AND SEGMENT GROWTH HIGHLIGHTS
Haemonetics continues to make progress expanding its business. The Company reported the following highlights:
•	A recently signed agreement with Consorta, a Group Purchasing Organization which represents 11 Integrated Delivery Network shareholders with 260 acute care hospitals and an additional 270 affiliated acute care facilities, to provide IMPACT™ Online, the Company’s web based portal that enables blood management analysis and decision making. The agreement will allow Haemonetics to target specific members of Consorta’s network that will leverage the scalability and simplicity of IMPACT Online as a key component of the hospitals’ approach to blood management.

•	Enabled by Haemonetics BloodTrack® HaemoSafe, the Puget Sound Blood Center and Overlake Hospital Medical Center announced their partnership to launch a new blood distribution system. This is a unique collaboration between a blood center and hospital, designed to improve the availability and access to blood components.
Haemonetics Corporation • 400 Wood Road • Braintree, MA 02184 USA

•	24 new IMPACT customers in Q1 fiscal 11 bringing the total number of IMPACT customers to 90, driving acceleration in key product lines evidenced by a 24% Q1 growth rate for TEG® disposables.

•	The Global Med acquisition integration is proceeding well against the planned schedule and budget.

•	During Q1, Haemonetics completed its planned $50 million share repurchases acquiring approximately 900,000 shares.
Mr. Concannon added “We have also made excellent progress against our goals for blood management with 90 IMPACT accounts by the end of the first quarter and more recently the signing of a system wide agreement for blood management with Consorta. Our value proposition is taking hold in the markets we serve and represents a strong catalyst for growth this fiscal year. Combine continued growth from IMPACT selling, with currency moderation and Plasma acceleration, and you can see why I remain very confident about achieving our current guidance”
As noted, Haemonetics’ first quarter fiscal 11 reported revenues were $163 million, up 6%. Excluding the effects of currency, net revenues grew 8%. Reported revenues break down as follows:
Plasma disposables revenue was $55.9 million for the quarter, down 5%. Haemonetics’ plasma business declined in the first quarter when compared to a strong Q1 of fiscal 10 as anticipated. Haemonetics expects its plasma business to return to low single digit growth in Q2 ramping to low double digit growth in the second half of the year.
Platelet disposables revenue was $36.3 million for the quarter, up 6%. The platelet business benefited from strong sales in Asia and a recovery in our distribution markets in Europe and Latin America.
Red cell disposables revenue was $11.3 million for the quarter, down 4%. Revenue declined due to decreased demand for red cells as a result of declining demand for blood.
Surgical disposables revenue was $16.4 million for the quarter, down 6%. The surgical business was adversely impacted by trends in currency spot rates.
OrthoPAT® orthopedic perioperative autotransfusion system disposables revenue was $9 million for the quarter, up 4%. The Company continues to make progress advancing OrthoPAT system sales in IMPACT accounts.
Diagnostics disposables revenue was $4.7 million for the quarter, up 24%. Revenues related to the TEG Thrombelastograph® Hemostasis Analyzer business are accelerating driven by the Company’s IMPACT accounts.
Software Solutions revenue was $16.5 million for the quarter, up 95%. Software Solutions growth was primarily impacted by our Global Med acquisition. Underlying organic growth of our core software business was 9% in the first quarter.
Equipment revenue was $13 million for the quarter, up 20%. Equipment growth was impacted by the SEBRA® acquisition. Organic equipment growth in the quarter was 5%.
Haemonetics reported growth in all geographies for the quarter, with North American sales up 6%, European sales up 2%, Japanese sales up 2%, and Asian sales up 30%.
Haemonetics Corporation • 400 Wood Road • Braintree, MA 02184 USA

CONFERENCE CALL
Haemonetics will host a webcast on Monday, August 2nd at 10:00 am Eastern to discuss these results. Interested parties can participate at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=72118&eventID=3186588
Haemonetics (NYSE: HAE) is a global healthcare company dedicated to providing innovative blood management solutions for our customers. Together, our devices and consumables, information technology platforms, and consulting services deliver a suite of business solutions to help our customers improve clinical outcomes and reduce the cost of healthcare for blood collectors, hospitals, and patients around the world. Our technologies address important medical markets: blood and plasma component collection, the surgical suite, and hospital transfusion services. To learn more about Haemonetics, visit our web site at http://www.haemonetics.com.
This release contains forward-looking statements that involve risks and uncertainties, including technological advances in the medical field and standards for transfusion medicine and our ability to successfully implement products that incorporate such advances and standards, product demand, market acceptance, regulatory uncertainties, the effect of economic and political conditions, the impact of competitive products and pricing, blood product reimbursement policies and practices, foreign currency exchange rates, changes in customers’ ordering patterns, the effect of industry consolidation as seen in the plasma market, the effect of communicable diseases and the effect of uncertainties in markets outside the U.S. (including Europe and Asia) in which we operate and other risks detailed in the Company’s filings with the Securities and Exchange Commission. The foregoing list should not be construed as exhaustive. The forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results and experience could differ materially from the forward-looking statements.
1A reconciliation of GAAP to adjusted and constant currency financial results is included at the end of the financial sections of this press release as well as on the web at http://www.haemonetics.com/site/content/investor/investor.asp. In the first quarter of fiscal 11, Haemonetics incurred $1.7 million in pre-tax restructuring costs. Haemonetics incurred no restructuring costs in the first quarter of fiscal 10.
Haemonetics Corporation • 400 Wood Road • Braintree, MA 02184 USA

Haemonetics Corporation Financial Summary
(Unaudited data in thousands, except per share data)
Consolidated Statements of Income for the First Quarter FY11

	7/3/2010	6/27/2009	%Inc/(Dec)
	As Reported	As Reported	vs Prior Year
NET REVENUES	$163,039	$154,087	5.8%
Gross profit	86,463	82,943	4.2%

R&D	7,920	6,777	16.9%
S,G&A	54,354	49,839	9.1%

Operating expenses	62,274	56,616	10.0%

Operating income	24,189	26,327	(8.1%)
Interest expense	(153)	(214)	(28.5%)
Interest income	102	157	(35.0%)
Other (expense)/income, net	237	(335)	(170.6%)

Income before taxes	24,375	25,935	(6.0%)

Tax expense	6,457	7,862	(17.9%)

NET INCOME	$17,918	$18,073	(0.9%)

Net income per common share assuming dilution	$0.70	$0.69	1.0%

Weighted average number of shares
Basic	25,140	25,658
Diluted	25,703	26,201

	Inc/(Dec) vs
	prior year profit
Profit Margins:	margin %

	53.0%	53.8%	(0.8%)
R&D	4.9%	4.4%	0.5%
S,G&A	33.3%	32.3%	1.0%
Operating income	14.8%	17.1%	(2.2%)
Income before taxes	15.0%	16.8%	(1.9%)
Net income	11.0%	11.7%	(0.7%)

Revenue Analysis for the First Quarter and Year-To-Date FY11

	First Quarter
	7/3/2010	6/27/2009	%Inc/(Dec) vs
	As Reported	As Reported	Prior Year
Revenues by geography
United States	$79,309	$75,013	5.7%
International	$83,730	$79,074	5.9%

Net revenues	$163,039	$154,087	5.8%

Disposable revenues

Plasma disposables	$55,918	$58,868	(5.0%)

Blood bank disposables
Platelet	$36,317	$34,306	5.9%
Red cell	$11,314	$11,779	(3.9%)

	$47,631	$46,085	3.4%

Hospital disposables
Surgical	$16,351	$17,425	(6.2%)
OrthoPAT	$8,957	$8,584	4.3%
Diagnostics	$4,708	$3,811	23.5%

	$30,016	$29,820	0.7%

Subtotal	$133,565	$134,773	(0.9%)

Software solutions	$16,453	$8,454	94.6%
Equipment & other	$13,021	$10,860	19.9%

Net revenues	$163,039	$154,087	5.8%

Consolidated Balance Sheets

	Period ending
	7/3/10	4/3/10
Assets
Cash & cash equivalents	$83,467	$141,562
Accounts receivable, net	114,834	118,684
Inventories, net	84,571	79,953
Other current assets	40,674	45,944

Total current assets	323,546	386,143
Net PP&E	157,365	153,298
Other assets	213,253	221,219

Total assets	$694,164	$760,660

	Period ending
	7/3/10	4/3/10
Liabilities & Stockholders’ Equity
S/T debt & current maturities	$6,418	$16,062
Other current liabilities	96,270	120,435

Total current liabilities	102,688	136,497
Long-term debt	4,384	4,589
Other long-term liabilities	22,136	26,450
Stockholders’ equity	564,956	593,124

Total liabilities & equity	$694,164	$760,660

Free Cash Flow Reconciliation

	Three Months Ended
	7/3/10	6/27/09

GAAP cash flow from operations	$13,556	$25,706

Capital expenditures	(15,224)	(21,204)
Proceeds from sale of property, plant and equipment	111	201

Net investment in property, plant and equipment	(15,113)	(21,003)

Free cash flow after transformation and deal costs	($1,557)	$4,703

Transformation and deal costs	4,058	—
Global Med employment contracts	2,122	—

	6,180	—

Free cash flow before transformation and deal costs	$4,623	$4,703

Haemonetics Corporation Financial Summary
Reconciliation of Non-GAAP Measures
Haemonetics has presented supplemental non-GAAP financial measures as part of this earnings release. A reconciliation is provided below that reconciles each non-GAAP financial measure with the most comparable GAAP measure. The presentation of non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the most directly comparable GAAP measures. There are material limitations to the usefulness of non-GAAP measures on a standalone basis, including the lack of comparability to the GAAP financial results of other companies.
These measures are used by management to monitor the financial performance of the business, inform business decision making, and forecast future results. Performance targets for management are established based upon these non-GAAP measures. In the reconciliations below, we have removed restructuring and deal integration costs from our GAAP expenses. Our restructuring is related to the integration of Global Med Technologies and the repositioning of our sales force. We believe this information is useful for investors because it allows for an evaluation of the Company with a focus on the performance of our core operations.
Non-GAAP Gross Profit
The use of these non-GAAP measures allows management to monitor the level of total gross profits without the costs of our business transformation. We establish our budgets, forecasts, and performance targets on this basis.
Non-GAAP S,G&A and Non-GAAP Operating Expenses
The use of this non-GAAP measure allows management to monitor the ongoing level of spend that is necessary to support the business in a period when we are not transforming our business or completing an acquisition of in-process research and development. We establish our budgets, forecasts, and performance targets excluding these costs.
Non-GAAP Operating Income and Non-GAAP Income before Income Taxes
The use of these non-GAAP measures allows management to monitor the level of operating and total pre-tax profits without the costs of our business transformation. We establish our budgets, forecasts, and performance targets on this basis.
Non-GAAP Net Income and Earnings per Share
The use of these non-GAAP measures allows management to monitor the level of net income and earnings per share excluding both the costs of our business transformation, as well as any related tax effects. We establish our budgets, forecasts, and performance targets on this basis.

Reconciliation of Non-GAAP Measures for the First Quarter of FY11 and FY10

	07/03/10	06/27/09
Non-GAAP gross profit
GAAP gross profit	$86,463	$82,943
Restructuring costs	—	—

Non-GAAP gross profit	$86,463	$82,943

Non-GAAP S,G&A
GAAP S,G&A	$54,354	$49,839
Restructuring and deal integration costs	(1,743)	—

Non-GAAP S,G&A	$52,611	$49,839

Non-GAAP operating expenses
GAAP operating expenses	$62,274	$56,616
Restructuring and deal integration costs	(1,743)	—

Non-GAAP operating expenses	$60,531	$56,616

Non-GAAP operating income
GAAP operating income	$24,189	$26,327
Restructuring and deal integration costs	1,743	—

Non-GAAP operating income	$25,932	$26,327

Non-GAAP income before taxes
GAAP income before taxes	$24,375	$25,935
Restructuring and deal integration costs	1,743	0

Non-GAAP income before taxes	$26,118	$25,935

Non-GAAP net income
GAAP net income	$17,918	$18,073
Restructuring and deal integration costs	1,743	0
Tax benefit associated with non-GAAP items	(600)	—

Non-GAAP net income	$19,061	$18,073

Non-GAAP net income per common share assuming dilution
GAAP net income per common share assuming dilution	$0.70	$0.69
Non-GAAP items after tax per common share assuming dilution	0.04	—

Non-GAAP net income per common share assuming dilution	$0.74	$0.69

Presented below are additional Constant Currency performance measures. We measure different components of our business at constant currency. We believe this information is useful for investors because it allows for an evaluation of the Company without the effect of changes in foreign exchange rates. These results convert our local foreign currency operating results to the US Dollar at constant exchange rates of $1.20 per Euro, and 110 Yen to the $1.00. They also exclude the results of our foreign currency hedging program described in Note 7 to our consolidated financial statements in our Form 10-K.

Non-GAAP revenues
GAAP revenue	$163,039	$154,087
Foreign currency effects	(6,683)	(9,600)

Non-GAAP revenue — constant currency	$156,356	$144,487

Non-GAAP net income
Non-GAAP net income, adjusted for restructuring and deal integration costs	$19,061	$18,073
Foreign currency effects	(3,251)	(7,516)
Income tax associated with foreign currency effects	878	2,277

Non-GAAP net income — constant currency	$16,688	$12,834

Non-GAAP net income per common share assuming dilution
Non-GAAP net income per common share assuming dilution, adjusted for restructuring and deal integration costs	$0.74	$0.69
Foreign currency effects after tax per common share assuming dilution	0.09	0.20

Non-GAAP net income per common share assuming dilution — constant currency	$0.65	$0.49